Exhibit 10.2

Certain information contained in this document has been omitted because it is both (i) not material and (ii) the type that the registrant treats as private or confidential. Omitted portions are marked with “[***]” in this exhibit.

SUPPLEMENT

to the

Loan and Security Agreement

dated as of February 28, 2025

among

CALCIMEDICA, INC. (“Borrower”)

and

AVENUE CAPITAL MANAGEMENT II, L.P.,

a Delaware limited partnership,

as administrative agent and collateral agent (in such capacity “Agent”)

and

AVENUE VENTURE OPPORTUNITIES FUND, L.P. II,

a Delaware limited partnership (“Avenue 2”), as a lender (in such capacity, together with each other lender from time to time party hereto, a “Lender” and collectively, the “Lenders”)

This is a Supplement identified in the document entitled Loan and Security Agreement, dated as of February 28, 2025 (as amended, restated, supplemented and modified from time to time, the “Loan and Security Agreement”), by and among Borrower, Lenders and Agent. All capitalized terms used in this Supplement and not otherwise defined in this Supplement have the meanings ascribed to them in Article 10 of the Loan and Security Agreement, which is incorporated in its entirety into this Supplement. In the event of any inconsistency between the provisions of the Loan and Security Agreement and this Supplement, this Supplement is controlling.

In addition to the provisions of the Loan and Security Agreement, the parties agree as follows:

Part 1—Additional Definitions:

“Amortization Period” means the period commencing on the first day of the first full calendar month following the Interest-only Period and continuing until the Maturity Date.

“Commitment” means, subject to the terms and conditions set forth in the Loan and Security Agreement and this Supplement, Avenue 2’s commitment to make Growth Capital Loans to Borrower up to an aggregate original principal amount of Ten Million Dollars ($10,000,000) (“Tranche 1”) on the Closing Date and up to Seven Million Five Hundred Thousand Dollars ($7,500,000) to be funded between September 1, 2025 and March 31, 2026, subject to the conditions in Section 1(a)(i) of Part 2 (“Tranche 2”). Upon the mutual agreement of Lenders and Borrower, Lenders may make additional Growth Capital Loans to Borrower of up to an additional Fifteen Million Dollars ($15,000,000) (the “Discretionary Tranche 3”), to be funded between October 1, 2025 and March 31, 2026, as Borrower and Lenders may mutually agree, subject to the conditions in Section 1(a)(ii) of Part 2 and approval from Lenders’ Investment Committees, in their sole discretion; provided that, as of the Closing Date, Discretionary Tranche 3 shall not be considered, and is not, committed hereunder by any Lender and there shall be no fees associated with the Discretionary Tranche 3 until any Growth Capital Loans to made under such tranche are committed by Lenders.

“Designated Rate” means, for each Growth Capital Loan, a variable rate of interest per annum equal to the greater of (A) the Prime Rate plus five percent (5.00%) and (B) twelve and three quarters percent (12.75%). Changes to the Designated Rate based on changes to the Prime Rate shall be effective as of the next scheduled interest payment date immediately following such change.

“Discretionary Tranche 3 Availability Milestone” means Borrower shall have achieved clinical progression into the next phase of trials, based upon written evidence thereof provided to, and in form and content reasonably acceptable to, and reviewed and approved by Agent in its reasonable discretion.

“Final Payment” means a payment (in addition to and not a substitution for the regular monthly payments of principal plus accrued interest) equal to three and three quarters percent (3.75%) of the aggregate principal amount of the Growth Capital Loans funded to Borrower.

“Growth Capital Loan” means any Loan requested by Borrower and funded by a Lender under its Commitment for general corporate purposes of Borrower.

“Interest-only Milestone” means Borrower has (i) achieved the Tranche 2 Availability Milestone and (ii) Borrower has requested, and Lenders have funded to Borrower, their full respective Commitments under Tranche 2.

“Interest-only Period” means the period commencing on the Closing Date and continuing until the eighteen (18) month anniversary of the Closing Date; provided, however, that such period shall be extended for six (6) months if as of the last day of the Interest-only Period then in effect Borrower has achieved the Interest-only Milestone; provided, further, that the Interest-only Period shall not exceed twenty four (24) months.

“Loan” or “Loans” mean, as the context may require, individually a Growth Capital Loan, and collectively, the Growth Capital Loans.

“Loan Commencement Date” means, with respect to each Growth Capital Loan: (a) the first day of the first full calendar month following the Borrowing Date of such Loan if such Borrowing Date is not the first day of a month; or (b) the same day as the Borrowing Date if the Borrowing Date is the first day of a month.

“Maturity Date” means September 1, 2028.

“Prepayment Fee” means, with respect to any prepayment of the Loans:

(i) if the prepayment occurs during the period commencing on the Closing Date and ending on (and including) the one-year anniversary of the Closing Date, an amount equal to the principal amount of the Loans prepaid multiplied by three percent (3.00%);

(ii) if the prepayment occurs during the period commencing on the day immediately following the one-year anniversary of the Closing Date and ending on (and including) the two-year anniversary of the Closing Date, an amount equal to the principal amount of the Loans prepaid multiplied by two percent (2.00%); and

(iii) if the prepayment occurs at any time after the date immediately following the two-year anniversary of the Closing Date, an amount equal to the principal amount of the Loans prepaid multiplied by one percent (1.00%).

“Prime Rate” is the rate of interest per annum from time to time published in the money rates section of The Wall Street Journal or any successor publication thereto as the “prime rate” then in effect; provided that, in the event such rate of interest is less than zero, such rate shall be deemed to be zero for purposes of this Supplement; and provided further that if such rate of interest, as set forth from time to time in the money rates section of The Wall Street Journal, becomes unavailable for any reason as determined by Agent, the “Prime Rate” shall mean the rate of interest per annum announced by Wells Fargo Bank as its prime rate in effect at its principal office in the State of California (such announced Prime Rate not being intended to be the lowest rate of interest charged by such institution in connection with extensions of credit to debtors); provided that, in the event such rate of interest is less than zero, such rate shall be deemed to be zero for purposes of this Supplement.

“Principal Trading Market” for any Security, means the principal Trading Market for such Security, as listed in the applicable offering documents for such Security. The “Principal Trading Market” for the Common Stock is the Nasdaq Capital Market.

“Termination Date” means the earlier of: (i) the date Lender may terminate making Growth Capital Loans or extending other credit pursuant to the rights of Lender under Article 7 of the Loan and Security Agreement; and (ii) March 31, 2026.

“Trading Day” means a day on which the Principal Trading Market for the Common Stock is open for trading; provided, that, if the Common Stock does not trade on any Trading Market, “Trading Day” shall mean “Business Day”.

“Tranche 2 Availability Milestone” means Borrower shall have (i) achieved the primary endpoint in the Phase 2 KOURAGE clinical trial of Auxora and (ii) received at least [***] in aggregate net proceeds from the sale and issuance of its equity securities after the Closing Date, all based upon written evidence thereof provided to, and in form and content reasonably acceptable to, and reviewed and approved by Agent in its reasonable discretion.

“Threshold Amount” means Two Hundred Fifty Thousand Dollars ($250,000).

“Warrant” is defined in Part 2, Section 3(a) hereof.

Part 2—Additional Covenants and Conditions:

1. (a) Additional Condition(s) Precedent Regarding Growth Capital Loan Commitments. In addition to the satisfaction of all of the other applicable conditions precedent specified in Sections 4.1 and 4.2 of the Loan and Security Agreement and this Supplement, each Lender’s obligation to fund it its pro rata share of Tranche 2 and, if applicable Discretionary Tranche 3, of Growth Capital Loans is subject to receipt by Agent of evidence that the following conditions precedent have been satisfied, as determined by Agent in its reasonable discretion:

(i) Tranche 2. Borrower has achieved the Tranche 2 Availability Milestone.

(ii) Discretionary Tranche 3. Borrower has achieved the Discretionary Tranche 3 Availability Milestone, each Lender shall have received investment committee approval to fund its pro rata share of Discretionary Tranche 3.

Subject to satisfaction of the conditions precedent identified above and as specified in Sections 4.1 and Section 4.2 of the Loan and Security Agreement and this Supplement, each Lender agrees to make Growth Capital Loans to Borrower under such Lender’s Commitment from time to time from and after the Closing Date up to and including the Termination Date in an aggregate, original principal amount up to, but not exceeding, then-unfunded portion of such Lender’s Commitment.

(b) Minimum Funding Amount; Maximum Number of Borrowing Requests; Restricted Account. Growth Capital Loans requested by Borrower to be made on a single Business Day shall be for a minimum aggregate, original principal amount of Two Million Five Hundred Thousand Dollars ($2,500,000) and Borrower shall not submit a Borrowing Request more frequently than once per calendar month without Agent’s prior consent; provided, however, that Tranche 1 shall be funded on the Closing Date in a minimum original principal amount of Ten Million Dollars ($10,000,000.00).

(c) Repayment of Growth Capital Loans. Principal of, and interest on, each Growth Capital Loan shall be payable as follows: principal shall be fully amortized over the Amortization Period in equal, monthly principal installments plus, in each case, unpaid interest thereon at the Designated Rate, commencing after the Interest-only Period of interest-only installments at the Designated Rate. In particular, on the Borrowing Date applicable to such Growth Capital Loan, Borrower shall pay to Agent (i) if the Borrowing Date is earlier than the Loan Commencement Date, interest only at the Designated Rate, in advance, on the outstanding principal balance of the Growth Capital Loan for the period from the Borrowing Date through the last day of the calendar month in which such Borrowing Date occurs (it being understood that this clause (i) shall not apply in the case the Borrowing Date is on the same date as the Loan Commencement Date), and (ii) the first (1st) interest-only installment at the Designated Rate, in advance, on the outstanding principal balance of the Note evidencing such Loan for the ensuing month. Commencing on the first day of the second full month after the Borrowing Date and continuing on the first day of each month during the Interest-only Period thereafter, Borrower shall pay to Agent interest only at the Designated Rate, in advance, on the outstanding principal balance of the Loan evidenced by such Note for the ensuing month. Commencing on the first day of the first full month after the end of the Interest-only Period, and continuing on the first day of each consecutive calendar month thereafter, Borrower shall pay to Agent equal consecutive monthly principal installments in advance in an amount sufficient to fully amortize the Loan evidenced by such Note over the Amortization Period, plus interest at the Designated Rate for such month. On the Maturity Date, all principal and accrued but unpaid interest then remaining unpaid and the Final Payment shall be due and payable.

2. Prepayment. The Growth Capital Loans may be prepaid as provided in this Section 2 only. Borrower may prepay all, but not less than all, outstanding Growth Capital Loans in whole, but not in part, at any time upon no less than five (5) Business Days’ prior written notice to Agent, by tendering to each Lender a cash payment in respect of such Loans in an amount determined by such Lender equal to the sum of: (i) the aggregate outstanding principal amount of such Loans; (ii) the accrued and unpaid interest on such Loans as of the date of prepayment; (iii) the Prepayment Fee; and (iv) the Final Payment; provided that, if a Lender has not yet exercised its rights under Section 3(d) hereof, Borrower shall provide Agent written notice of prepayment at least ten (10) days in advance of the proposed prepayment date and each Lender shall have the option, with respect to the Conversion Option, to exercise its rights pursuant to Section 3(d) hereof by delivering written notice to Borrower at least two (2) Business Days in advance of the proposed prepayment date.

3. Issuance of Warrant and Right to Invest; Conversion Right.

(a) Warrant. As additional consideration for the making of its Commitment, each Lender has earned and is entitled to receive immediately upon the execution of the Loan and Security Agreement and this Supplement, a warrant instrument issued by Borrower (the “Warrant”).

(b) Warrant General. The Warrant shall be in form and substance reasonably satisfactory to the applicable Lender.

(c) Right to Invest. Lenders shall, subject to compliance with applicable securities laws, have the right, in their respective discretion, but not the obligation, to invest an aggregate amount of up to One Million Dollars ($1,000,000) in equity securities of Borrower on the same terms, conditions, and pricing offered by Borrower to any investor existing at such time, in connection with any offering of Borrower’s equity securities after the Closing Date; provided, however, (A) Borrower shall use best efforts to deliver written notice to Agent of any transaction involving Borrower’s equity securities at least ten (10) Business Days prior to the closing of such transaction; and (B) the terms shall exclude a board or observer seat on Borrower’s Board of Directors, which may be offered to other investors at Borrower’s discretion, and any other terms that are not offered generally to all investors participating in such offering. Notwithstanding the foregoing, each Lender’s right to invest as set forth in this clause (c) shall automatically terminate on the Maturity Date (or such earlier date that the Commitments have terminated and the Obligations are repaid in full (other than inchoate indemnity obligations)).

(d) Conversion Right. Lenders shall have the right, in their respective discretion, but not the obligation, at any time and from time to time, while the Loan is outstanding, to convert (i) prior the funding of Tranche 2, an aggregate amount of up to One Million Dollars ($1,000,000) of the principal amount of the outstanding Growth Capital Loans and (ii) after the funding of Tranche 2, an aggregate amount of up to Two Million Dollars ($2,000,000) (which amount shall be inclusive of the One Million Dollar ($1,000,000) option available prior to the funding of Tranche 2) (the “Conversion Option”) into Borrower’s common stock (the “Common Stock”) at a price per share equal to one hundred twenty percent (120.00%) of the Exercise Price set forth (and as defined) in the Warrant (the price per share, the “Conversion Price;” the exercise of such Conversion Option, a “Conversion”). The Conversion Option will be exercised by such Lender delivering a written, signed conversion notice to the Borrower in accordance with this Section 3(d) which will include (i) the date of which the conversion notice is given, (ii) a statement to the effect that the Lender is exercising the Conversion Option, (iii) the amount in respect of which the Conversion Option is being exercised and the number of shares issued and (iv) a date on which the allotment and issuance of the shares is to take place (the “Notice of Conversion”). In the event Borrower elect to prepay the Loans in full, Lenders shall have ten (10) days to elect to exercise their respective Conversion Option prior to such prepayment. Any Loans that have been converted pursuant to this Conversion Option shall be deemed to be paid in full upon issuance of the Common Stock set forth in the Conversion Option. Notwithstanding the above, the Conversion Option shall automatically terminate on the Maturity Date (or such earlier date that the Commitments have terminated and the Obligations are repaid in full (other than inchoate indemnity obligations)).

4. Commitment Fee. Borrower shall pay to each Lender, in accordance with each Lender’s respective Commitment, a commitment fee (“Commitment Fee”) in the amount of one percent (1.00%) of the total Commitment of such Lender, due and payable on the Closing Date, of which Fifty Thousand Dollars ($50,000) has been paid by Borrower to Avenue 2 as an advance deposit prior to the date hereof. As an additional condition precedent under Section 4.1 of the Loan and Security Agreement, each Lender shall have completed to its reasonable satisfaction its due diligence review of Borrower’s business and financial condition, and such Lender’s pro rata share of the Commitment shall have been approved. If this condition is not satisfied, the Fifty Thousand Dollars ($50,000) advance deposit previously paid by Borrower shall be refunded. Except as set forth in this Section 4, the Commitment Fee is not refundable.

5. Documentation Fee Payment. On the Closing Date, Borrower shall reimburse each Lender and Agent pursuant to Section 9.8(a) of the Loan and Security Agreement for (i) its reasonable and documented attorneys’ fees, costs and expenses incurred in connection with the preparation and negotiation of the Loan Documents and (ii) Agent’s reasonable and documented out-of-pocket costs and filing fees related to perfection of its Liens in the Collateral in any jurisdiction in which the same is located, recording a copy of the Intellectual Property Security Agreement with the United States Patent and Trademark Office or the United States Copyright Office, as applicable, and confirming the priority of such Liens.

6. Account Information

(a) Borrower’s Primary Operating Account and Wire Transfer Instructions: [***]

7. Debits to Account for ACH Transfers. For purposes of Sections 2.2 and 5.10 of the Loan and Security Agreement, the Primary Operating Account shall be the bank account set forth in Section 6 above, unless and until such account is changed in accordance with Section 5.10 of the Loan and Security Agreement. Borrower hereby agrees that the Growth Capital Loans will be advanced to the account specified above and regularly scheduled payments of principal, interest and fees due to each Lender will be automatically debited by each Lender from the same account. Borrower hereby confirms that the bank at which the Primary Operating Account is maintained uses that same ABA Number for incoming wires transfers to the Primary Operating Account and outgoing ACH transfers from the Primary Operating Account.

8. Governing Law. This Supplement shall be governed by, and construed in accordance with, the internal laws of the State of California.

Part 3—Additional Representations: Borrower represents and warrants that as of the Closing Date and, subject to any written updates of the information set forth below by Borrower to each Lender and Agent, each Borrowing Date:

a)	Its chief executive office is located at: [***]

b)	Its Equipment and Inventory are located at: [***]

c)	Its Records are located at: [***]

d)	In addition to its chief executive office, Borrower maintains offices or operates its business at the following locations: [***]

e)	Other than its full corporate name, Borrower has conducted business using the following trade names or fictitious business names: [***]

f)	Its state corporation identification number is: [***]

g)	Its U.S. federal tax identification number is: [***]

h)

Other than Borrower’s Primary Operating Account identified in Section 6(a) and the Restricted Account identified in Section 6(b) above, Borrower maintains the following Deposit Accounts and investment accounts: [***]

Part 4—Additional Loan Documents:

Form of Promissory Note	Exhibit “A”

Form of Borrowing Request	Exhibit “B”

Form of Compliance Certificate	Exhibit “C”

[Remainder of this page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the parties have executed this Supplement as of the date first above written.

BORROWER:

CALCIMEDICA, INC.

	By:	/s/ Rachel Leheny
	Name:	Rachel Leheny
	Title:	Chief Executive Officer

Address for Notices:	505 Coast Boulevard South, Suite 307
La Jolla, CA 92037
Attn: Chief Financial Officer
Email:

AGENT:

AVENUE CAPITAL MANAGEMENT II, L.P.

By: Avenue Capital Management II GenPar, LLC
Its: General Partner

	By:	/s/ Sonia Gardner
	Name:	Sonia Gardner
	Title:	Member

Address for Notices:	11 West 42nd Street, 9th Floor
New York, New York 10036
Attn: Todd Greenbarg, Senior Managing Director
Email:
Phone #

[Signature page to Supplement to Loan and Security Agreement]

LENDER:

AVENUE VENTURE OPPORTUNITIES FUND II, L.P.

	By:	Avenue Venture Opportunities Partners II, LLC
	Its:	General Partner

	By:	/s/ Sonia Gardner
	Name:	Sonia Gardner
	Title:	Authorized Signatory

Address for Notices:	11 West 42nd Street, 9th Floor
New York, New York 10036
Attn: Todd Greenbarg, Senior Managing Director
Email:
Phone #

[Signature page to Supplement to Loan and Security Agreement]

EXHIBIT “A”

FORM OF PROMISSORY NOTE

[***]

EXHIBIT “B”

FORM OF BORROWING REQUEST

[***]

EXHIBIT “C”

FORM OF

COMPLIANCE CERTIFICATE

[***]